
                                COMPOSITECH LTD.
                      COMPUTATION OF LOSS PER COMMON SHARE
                                   EXHIBIT 11

                                                                                                             Year Ended
                                                                                                             December 31
                                                                                                   --------------------------------
                                                                                                       1998                 1997
                                                                                                   ------------        ------------
BASIC
 Shares used in computing (loss) per share                                                           11,611,675           6,389,750

 Net (loss)                                                                                        ($ 5,810,595)       ($ 7,569,793)

Preferred Stock dividend, including amortization of discount on 7% Series B
Convertible Preferred Stock of $314,286                                                                 406,686
                                                                                                   ------------        ------------
   (Loss) available for common stockholders                                                        ($ 6,217,281)       ($ 7,569,793)
                                                                                                   ============        ============

 (Loss) per common share                                                                           ($      0.54)       ($      1.18)
                                                                                                   ============        ============



DILUTED
 Shares used in computing (loss) per share (1)                                                       11,611,675           6,389,750

   (Loss) available for common stockholders                                                        ($ 6,217,281)       ($ 7,569,793)

ADD : Dividend on 7% convertible preferred stock                                                        406,686
           Interest expense on 5% convertible debentures                                                 61,146             153,663
           Amortization of debt discount and expenses - 5% convertible debentures                       497,603           1,326,218
                                                                                                   ------------        ------------
   Total                                                                                           ($ 5,251,846)       ($ 6,089,912)
                                                                                                   ============        ============

(Loss) per common share                                                                            ($      0.45)       ($      0.95)
                                                                                                   ============        ============


(1) Conversions of the 5% convertible debentures and the 7% convertible preferred stock are not assumed in the computation because because their inclusion would be antidilutive.